Exhibit 99.1

NEWS RELEASE

CONTACT:

James R. Boldt, Chairman & Chief Executive Officer

(716) 887-7244

CTG NAMES WILLIAM D. MCGUIRE A DIRECTOR

MCGUIRE BRINGS SIGNIFICANT HEALTHCARE LEADERSHIP EXPERIENCE TO CTG’S BOARD

BUFFALO, N.Y. — February 12, 2008 — CTG (NASDAQ: CTGX), an international information technology (IT) staffing and solutions company, today announced that its Board of Directors elected William D. McGuire, a healthcare executive who has served as CEO of two academic medical centers and five large multi-hospital systems, as a Director of CTG. Most recently, Mr. McGuire served from 2002 to 2005 as President and CEO of Kaleida Health, the largest healthcare provider in Western New York. Prior to that, he served as the CEO of the Catholic Medical Centers of Brooklyn and Queens, Incarnate World Health Services (San Antonio, Texas), Mount Carmel Health (Columbus, Ohio), Mercy Health Care System (Scranton, Pennsylvania), Wills Eye Hospital (Philadelphia, Pennsylvania) and The Children’s Medical Center (Dayton, Ohio). Mr. McGuire’s healthcare career began in 1964 and he served in hospital administrative positions at the University of Wisconsin Hospitals before becoming the Corporate Chief Operating Officer of Mercy Catholic Medical Center (Philadelphia, Pennsylvania) in 1979. Mr. McGuire’s professional experience also includes healthcare industry consulting experience and adjunct faculty positions in graduate business and health service administration at several universities. A Life Fellow in the American College of Healthcare Executives and a Fellow in the New York Academy of Medicine, he has served on the boards of numerous healthcare provider and payer organizations and professional associations.

CTG Chairman and CEO James R. Boldt commented, “As a leading provider of technology and consulting services to the healthcare industry, CTG is delighted to add Bill McGuire to our Board, particularly at a time when the healthcare market represents CTG’s best growth opportunity. Bill’s significant experience in the healthcare industry on a national level, along with the breadth and depth of his healthcare expertise and relationships, will be extremely valuable as we continue our primary strategic focus on growing both our healthcare provider and payer practices.”

Mr. McGuire has a Masters of Hospital Administration degree from the University of Michigan, Ann Arbor, Graduate School of Business and a Bachelor of Arts degree from the University of Notre Dame.

Mr. McGuire’s appointment increases the number of directors currently serving on CTG’s Board to eight. He will stand for election at the Company’s next annual meeting to be held in May 2008.

Backed by over 40 years’ experience, CTG provides IT staffing, application management outsourcing, consulting, and software development and integration solutions to help Global 2000 clients focus on their core businesses and use IT as a competitive advantage to excel in their markets. CTG combines in-depth understanding of our clients’ businesses with a full range of integrated services and proprietary ISO 9001:2000-certified service methodologies. Our IT professionals based in an international network of offices in North America and Europe have a proven track record of delivering solutions that work. More information about CTG is available on the Web at www.ctg.com.

This document contains certain forward-looking statements concerning the Company’s current expectations as to future growth. These statements are based upon a review of industry reports, current business conditions in the areas where the Company does business, the availability of qualified professional staff, the demand for the Company’s services, and other factors that involve risk and uncertainty. As such, actual results may differ materially in response to a change in such factors. Such forward-looking statements should be read in conjunction with the Company’s disclosures set forth in the Company’s 2006 Form 10-K and Management’s Discussion and Analysis section of the Company’s 2006 annual report, which are incorporated by reference. The Company assumes no obligation to update the forward-looking information contained in this release.

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Today’s news release, along with CTG news releases for the past year, is available on the Web at www.ctg.com.